Exhibit (h)(38)

Participation Agreement
Exhibit B

Portfolio

Blue Chip Portfolio
Aggressive Growth Portfolio
Diversified Research Portfolio
Short Duration Bond Portfolio
Concentrated Growth Portfolio
     (formerly I-Net Tollkeeper)
Financial Services Portfolio
Health Sciences Portfolio
Technology Portfolio
Growth LT Portfolio
Equity Portfolio
Fasciano Small Equity Portfolio
     (formerly Aggressive Equity Portfolio)
Large-Cap Value Portfolio
Comstock Portfolio
Real Estate Portfolio
Mid-Cap Growth Portfolio
American Funds Growth Portfolio
VN Small-Cap Value Portfolio

Multi-Strategy Portfolio
Main Street Core Portfolio
Emerging Markets Portfolio
Inflation Managed Portfolio

Managed Bond Portfolio
Small-Cap Value Portfolio
Money Market Portfolio
High Yield Bond Portfolio
Focused 30 Portfolio
Mid-Cap Value Portfolio

International Value Portfolio
Capital Opportunities Portfolio
International Large-Cap Portfolio
Equity Index Portfolio
Small-Cap Index Portfolio
American Funds Growth-Income Portfolio

Effective May 1, 2005, agreed to and accepted by:

PACIFIC SELECT FUND

BY: /s/ Thomas C. Sutton

Name: Thomas C. Sutton
Title: Chairman of the Board and Trustee

PACIFIC SELECT DISTRIBUTORS, INC.

BY: /s/ Gerald W. Robinson	BY: /s/ Audrey L. Milfs

Name: Gerald W. Robinson	Name: Audrey L. Milfs
Title: Chairman and Chief Executive Officer	Title: Secretary

PACIFIC LIFE INSURANCE COMPANY

BY: /s/ Thomas C. Sutton	BY: /s/ Audrey L. Milfs

Name: Thomas C. Sutton	Name: Audrey L. Milfs
Title: Chairman of the Board and Chief	Title: Secretary
Executive Officer

PACIFIC LIFE & ANNUITY COMPANY

BY: /s/ James T. Morris	BY: /s/ Audrey L. Milfs

Name: James T. Morris	Name: Audrey L. Milfs
Title: Executive Vice President	Title: Secretary